Accountant's Consent


The Board of Directors
Arguss Holdings, Inc.

We consent to incorporation by reference in the registration statements
(No. 333-19277 and No. 333-27017) on Form S-8 and in the registration statement (No. 333-233083) on Form S-3 of Arguss Holdings, Inc. of our report dated February 13, 1998, relating to the consolidated balance sheets of Arguss Holdings, as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended, which report appears in the December 31, 1997 annual report on Form 10-K of Arguss Holdings, Inc.

                                      /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
March 23, 1998